UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2018

PROFIRE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-36378	20-0019425
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 South 1250 West, Suite 1, Lindon, Utah
(Address of principal executive offices)

84042
(Zip code)

(801) 796-5127
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     [   ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    [   ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)  Compensatory Arrangements for Certain Officers.

On March 2, 2018, the Compensation Committee (the “Committee”) of the Board of Directors of Profire Energy, Inc. (the “Company”) approved the 2018 Executive Incentive Plan (the “EIP”) for Brenton W. Hatch, the Company’s President and Chief Executive Officer, and Ryan Oviatt, the Company’s Chief Financial Officer. The EIP provides for the potential award of bonuses to the participants based on the Company’s financial performance in fiscal 2018. If earned, the bonuses will be payable in cash and stock, and the stock portion of the bonuses is intended to constitute an award under the Company’s 2014 Equity Incentive Plan, as amended (the “Plan”). In addition to the EIP, the Committee also approved as a long term incentive plan the grant of a restricted stock unit award to Mr. Oviatt pursuant to the Plan that vests upon the Company achieving performance metrics during the three-fiscal-year period from January 1, 2018 to December 31, 2020 (the “LTIP”).
2018 EIP
Under the terms of the EIP, each participating executive officer has been assigned a target bonus amount for fiscal 2018. The target bonus amount for Mr. Hatch is $400,000, and the target bonus amount for Mr. Oviatt is $87,500. Under no circumstance can the participants receive more than two times the assigned target bonus.
Participants will be eligible to receive bonuses based upon reaching or exceeding performance goals established by the Committee for fiscal 2018. The performance goals in the plan are based on the Company’s total revenue, net income and free cash flow for fiscal 2018. Each of these performance goals will be weighted 33% in calculating bonus amounts.

The bonus amounts earned under the EIP, if any, will be paid 50% in cash and 50% in shares of Restricted Stock under the Plan. In no event shall the total award exceed 200% of the target bonus amount for each participant, or exceed any limitations otherwise set forth in the Plan. The actual bonus amounts, if any, will be determined by the Committee upon the completion of fiscal 2018 and paid by March 15, 2019, subject to all applicable tax withholding.

2018 LTIP

As the 2018 LTIP for Mr. Oviatt, the Committee approved the award of up to 70,234 restricted stock units (“Units”) under the Plan as represented by a Restricted Stock Unit Award Agreement. Subject to performance vesting requirements, each Unit entitles Mr. Oviatt to receive one share of the Company’s common stock. The performance period of the LTIP begins on January 1, 2018 and terminates on December 31, 2020 (the “Vesting Date”) and provides for the issuance of Units in accordance with the Plan.
Vesting of the Units is based upon the following performance metrics:

Performance Metric	Weight	Target	Above Target	Outstanding
Three Year Average Revenue Growth Rate	33%	25%	30%	35%
Operating Income as a Percentage of Revenue (Three Year Target)	33%	15%	20%	25%
Return on Invested Capital (Three Year Target)	33%	20%	30%	42%

One-third of the award, or 23,474 Units, will be subject to vesting based upon each of the three performance metrics. The number of Units that will vest based on each Performance Metric on the Vesting Date shall be determined as follows: (i) if the “Target” level for such Performance Metric is not achieved, none of the Units relating to such Performance Metric will vest; (ii) if the “Target” level for such Performance Metric is achieved, 50% of the Units relating to such Performance Metric will vest; (iii) if the “Above Target” level for such Performance Metric is achieved, 75% of the Units relating to such Performance Metric will vest; and (iv) if the “Outstanding” level for such Performance Metric is achieved, 100% of the Units relating to such Performance Metric will vest.

2017 Annual Bonus.

On March 6, 2018, the Company’s Board of Directors (“Board”), upon recommendation of the Committee, approved a one-time bonus (“Bonus Payment”) for the Mr. Hatch and Mr. Oviatt. The Board approved this Bonus Payment due to the Company’s performance in its fiscal year 2017.

The Board approved a bonus to Mr. Hatch of $511,000 and a bonus to Mr. Oviatt of $121,500. The Bonus payment will be paid approximately 50% in cash and 50% in stock. The stock portion of the Bonus Payment shall be paid by granting awards of shares of Restricted Stock under the Plan, which will be fully vested on the date of grant. The number of shares awarded was 119,953 to Mr. Hatch and 28,521 to Mr. Oviatt."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 9, 2018	By:	/s/ Brenton W. Hatch
Brenton W. Hatch
Chief Executive Officer